As filed with the Securities and Exchange Commission on October 2, 1997
                                                      REGISTRATION NO. 333-33237

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                           GOLDEN STAR RESOURCES LTD.
             (Exact name of registrant as specified in its charter)

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            CANADA                                              98-0101955
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                         1660 LINCOLN STREET, SUITE 3000
                             DENVER, COLORADO 80264
                                 (303) 830-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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                                DAVID A. FENNELL
                           GOLDEN STAR RESOURCES LTD.
                         1660 LINCOLN STREET, SUITE 3000
                             DENVER, COLORADO 80264
                                 (303) 830-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

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                                   COPIES TO:

         LEONARD V. QUIGLEY                        LOUIS O. PELOQUIN                  BERNARD G. POZNANSKI
          EDWIN S. MAYNARD                     GOLDEN STAR RESOURCES LTD.            KOFFMAN BIRNIE & KALEF
PAUL, WEISS, RIFKIND, WHARTON & GARRISON    1660 LINCOLN STREET, SUITE 3000          885 W. GEORGIA STREET
    1285 AVENUE OF THE AMERICAS                  DENVER, COLORADO 80264       VANCOUVER, BRITISH COLUMBIA V6C 3H4
   NEW YORK, NEW YORK 10019-6064                    (303) 830-9000                      (604) 891-3688
           (212) 373-3000

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    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



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    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  Subject to Completion, Dated October 2, 1997



                           GOLDEN STAR RESOURCES LTD.


                                  COMMON SHARES
                                PREFERRED SHARES
                           CONVERTIBLE DEBT SECURITIES
                                    WARRANTS

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      Golden Star Resources Ltd. (the "Company" or "Golden Star") may offer from time to time (i) common shares without par value (the "Common Shares"), (ii) first preferred shares (the "Preferred Shares") in one or more series, (iii) convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into Common Shares and (iv) warrants (the "Warrants") to purchase Common Shares, Preferred Shares or Convertible Debt Securities. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Convertible Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit, in each case, as the Company specifically designates. The amounts payable by the Company in respect of Convertible Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $100,000,000 or the equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company.

      SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

      This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof, (ii) in the case of Preferred Shares, the designation, aggregate principal amount and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Shares as depositary shares, any listing of such Preferred Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Shares, (iii) in the case of Convertible Debt Securities, title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Convertible Debt Securities (whether senior, senior subordinated or subordinated), any conversion rights, at the option of the Company or the holder, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Convertible Debt Securities, and
(iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Shares or Preferred Shares or amount of Convertible Debt Securities issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

    The Company's Common Shares are traded on the American Stock Exchange under the symbol "GSR" and The Toronto Stock Exchange under the symbol "GSC." Each Prospectus

Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

      The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.

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             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

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      This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

           The date of this Prospectus is             , 1997.

      No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.



                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661- 2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Company also is subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the offices of The Toronto Stock Exchange, 2 First Canadian Place, Toronto Ontario, Canada M5X 1J2. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect of the Securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

      Golden Star Resources Ltd. is a corporation subsisting under the laws of Canada and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability against such persons and Golden Star Resources Ltd. in Canada, in original actions or actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

      (1) Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.


      (2) Current Reports on Form 8-K, filed with the Commission on March 10, 1997, May 8, 1997 and September 23, 1997.


      (3) Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1997.


      (4) Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1997.

      (5) 1997 Proxy Statement and Information Circular for the 1997 Annual Meeting of Shareholders, filed with the Commission on April 29, 1997.

      (6) The description of the Common Shares contained in the Company's Articles (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993).

      (7) The Company's Shareholder Rights Plan included in the Company's Current Report on Form 8-K, filed with the Commission on May 8, 1996.


      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Golden Star Resources Ltd., 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264, (303) 830-9000.

      References in this Prospectus to the term "Golden Star" or to the term "Company" refer to Golden Star Resources Ltd. and its consolidated subsidiaries, including, without limitation, Guyanor Ressources S.A. ("Guyanor") and Pan African Resources Corporation ("PARC"), unless the context otherwise requires.

      The information in this Prospectus is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing in this Prospectus or incorporated by reference herein.


                          CANADIAN PROSPECTUSES

      The Company is filing with certain Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 12,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of convertible debt securities at an aggregate initial offering price of up to U.S. $100,000,000 (including the Convertible Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.


            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this Prospectus and any Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, foreign operations and foreign government regulation, competition, uninsured risks, recovery of reserves, capitalization and commercial viability and requirements for obtaining permits and licenses. See "Risk Factors."


              REPORTING CURRENCY AND FINANCIAL INFORMATION

      For the periods prior to May 15, 1992, the Company's reporting currency was the Canadian dollar. In addition, the Company historically has raised most of its equity capital in Canadian dollars. Since May 15, 1992, the Company's reporting currency has been the United States dollar.

      All amounts in this Prospectus and any Prospectus Supplement or incorporated herein by reference are expressed in United States dollars, unless otherwise indicated. References to (i) "Cdn" are to Canadian dollars, (ii) "FF" are to French francs and (iii) "R" are to Brazilian reals.

      Financial information is presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP as applicable to the Company, are explained in the notes to the Company's Consolidated Financial Statements incorporated by reference herein.

                               THE COMPANY

      Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and an operating mine in approximately ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 68% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast, Kenya and Mali in Africa (through its approximately 64% owned publicly traded subsidiary, PARC).

      Golden Star is a substantial mining exploration organization, with over 70 professional geologists on staff and approximately 550 other employees working in countries in which the Company has projects. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

      The head office of the Company is located at 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264; its telephone number is (303) 830-9000. The Company's registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4; its telephone number is
(604) 891-3688.


                              RISK FACTORS

      PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CAREFULLY READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF SECURITIES INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS THE OTHER RISK FACTORS AND INFORMATION SET FORTH IN ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH.

RISKS OF EXPLORATION AND DEVELOPMENT

      Mineral exploration and development involves a high degree of risk and few properties which are explored ultimately are developed into commercially producing mines. The long-term success of the Company's operations will be substantially and directly related to the cost and success of its exploration programs. The risks associated with the exploration for new mineralization include the identification of potential gold mineralization based on surficial analysis, the attraction and retention of experienced geologists and drilling personnel, the quality and availability of third party assaying, sampling errors, geological, geophysical, geochemical and other technical analyses and other factors. Substantial early stage expenditures are required to outline mineralized prospects and establish ore reserves through, among other things, drilling and the preparation of feasibility studies and mine plans, and to develop and construct the mining and processing facilities at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that (i) minerals will be discovered in sufficient quantities and/or grades to constitute reserves or justify commercial operations, (ii) the Company will be successful in partnering with companies to develop and operate those properties that are commercially attractive on acceptable or attractive terms or
(iii) the funds required for development can be obtained by the Company or any of its partners on a timely or commercially reasonable basis. Further, even if reserves are delineated, it may require a number of years and significant expenditures until production is possible, during which time the economic feasibility of a property may change. Additionally, the Company will be reliant on its partners in each project for technical expertise in the development and operation phases of the project, and, in certain instances, for financing, until cash flow is generated from the property for the Company's account. Finally, to the extent the Company's mineral reserves are produced and sold, the Company must continually acquire new mineral prospects and explore for and develop new mineral reserves to replace such reserves.

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

      There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurance can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization or requiring more extensive processing uneconomic to exploit. If the price realized by the Company for its gold bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience reductions in reserves and asset write-downs. Under such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

RISKS ASSOCIATED WITH THE FLUCTUATION OF GOLD PRICES

      To the extent that the Company has any revenues from operations, such revenues are expected to be in large part derived from the mining and sale of gold. The price of gold can fluctuate significantly, and recently has been at depressed levels compared to its price in the past several years. The price of gold is affected by numerous factors beyond the Company's control, including international economic and political trends, inflation expectations, interest rates, central bank sales and purchases, global or regional consumptive patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold cannot be accurately predicted.

      The current demand for, and supply of, gold affect gold prices but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines or to pursue further exploration or development activities on such properties.

      Moreover, at the time the Company's ore reserves are estimated, the parameters used in estimating such reserves are based on a variety of factors, including the spot and future prices of gold at the time of such calculation. If the Company were to determine that its reserves and future cash flows should be recalculated at significantly lower gold prices than those that were used on the measurement date, there would likely be a material reduction in the amount of its gold reserves. Current gold prices are below the prices used in the calculation of reserves at the Company's Omai, Gross Rosebel and Yaou properties. In addition, should gold prices continue at current levels for an extended period, delays in the development of certain projects may occur, and material write-downs of the Company's investment in mining properties may be required.

CAPITALIZATION AND COMMERCIAL VIABILITY

      The Company has limited financial resources. To date, and for the reasonably foreseeable future, its exploration and development activities have not generated and are not expected to generate substantial revenues, which has caused, and is expected to continue for the reasonably foreseeable future to cause, the Company to incur losses. In addition, the Company historically has incurred significant expenditures in connection with its exploration activities and contemplates doing so for the foreseeable future. The Company's ability to obtain financing may be negatively affected by the price of gold which recently has been at depressed levels compared to its price in the past several years. There can be no assurance that additional funding will be available to the Company for further exploration or development of its properties or to fulfill its obligations under any applicable agreements with its partners or the nations in which the Company is operating. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and through partnership arrangements involving several of the Company's properties, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that such partnership arrangements will continue to be available for the Company's properties on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's properties with the possible loss of the Company's interest in such properties.

      If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit (such as mineral grade and stripping ratio), the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, processing and refining facilities, the availability of economic sources of energy, adequacy of water supply, adequate access, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. In addition, a decrease in the price of gold, or a continuation of the price of gold at depressed levels, could negatively affect investment demand for the stock of gold exploration or mining companies, including the Company, or may negatively impact the Company's stock price. The occurrence of any such factors may materially and adversely affect the Company's business, financial condition, results of operations and cash flow.

RISKS ASSOCIATED WITH DIAMOND EXPLORATION

      The exploration and development of diamond deposits involve exposure to significant financial risks over a significant period of time. Very few properties which are explored are ultimately developed into producing diamond mines. Major expenses over a period of several years may be required to establish reserves by sampling and drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current exploration programs of the Company, or any programs undertaken in the future will result in a profitable commercial diamond mining operation.

      Whether a diamond deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size, the size, quantity and quality of the diamonds, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

MARKETABILITY OF DIAMONDS

      The marketability of diamonds which may result from projects undertaken by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The price for diamonds is, among other things, based on the size, cut, color and quality of individual diamonds sold and, to a lesser extent, the market supply and demand for diamonds in general.

RISKS OF FOREIGN OPERATIONS

      In certain countries in which the Company has mineral rights (whether held directly or indirectly), there are certain laws, regulations and statutory provisions which, as currently written, could have a material negative impact on the ability of the Company to develop a commercial mine in such countries. The range and diversity of such laws and regulations are such that the Company could not adequately summarize them in this document. Through, among other things, the negotiation of mineral agreements with the governments of these countries, management of the Company intends to seek variances or otherwise to be exempted from the provisions of these laws, regulations and/or statutory provisions. There can be no assurance, however, that the Company will be successful in obtaining such mineral agreements, that any such variances or exemptions can be obtained on commercially acceptable terms or that such agreements will be enforceable in accordance with their terms.

      Further, many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of such approvals, licenses and permits, will obtain them in a timely fashion or will be able to maintain them in full force and effect without modification or revocation.

      The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. The Company has suspended its operations in Sierra Leone due to the unstable political situation there and has invoked the FORCE MAJEURE provisions of the contracts pertaining to its Sierra Leone operations. Currently, it is not possible for the Company to accurately predict such developments or changes of law or policy and which, if any, of such developments or changes may have a material adverse impact on the Company's operations.

REQUIREMENTS FOR PERMITS AND LICENSES

      The operations of the Company require licenses and permits from various governmental authorities. Except as otherwise described in any Prospectus Supplement delivered herewith or in documents incorporated by reference in this Prospectus, management believes that the Company presently holds substantially all necessary licenses and permits to carry on the activities which it currently is conducting or expects to conduct in the near term under applicable laws and regulations in respect of its properties, and also believes the Company is presently complying in all material respects with the terms of such laws, regulations, licenses and permits, although the Company is in breach of certain provisions of such laws, regulations, licenses and permits from time to time. Such licenses and permits are subject to modification or revocation as discussed above in "Risks of Foreign Operations," as well as changes in regulations and in various operating circumstances. While the Company does not believe that any such breaches will have a material adverse effect on its operations, there can be no assurance that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required for it to conduct further exploration or commence construction or operation of mining facilities at properties under exploration or to maintain continued operations at economically justifiable costs.

DEPENDENCE ON KEY PERSONNEL

      The Company is dependent on the services of certain key officers and employees, including its Chief Executive Officer, its Chief Financial Officer and certain of its geologists. Competition in the mining exploration industry for qualified individuals is intense, and the loss of any of these key officers or employees if not replaced could have a material adverse effect on the Company's business and its operations. The Company has entered into agreements with certain of its officers which provide for payments upon termination without cause or, in certain cases, upon a change in control of the Company.

OPERATIONAL HAZARDS AND RESPONSIBILITIES

      The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, the discharge of pollutants or hazardous chemicals, industrial accidents, labor disputes, encountering unusual or unexpected geological or operating conditions, slope failures, cave-ins, failure of pit walls or dams and fire, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes, as well as other hazards. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company or its subsidiaries or partnership arrangements to which they are parties also may incur liability as a result of pollution and other casualties. The Company may not be able to insure fully or at all against such risks, due to political or other reasons, or the Company may decide not to insure against such risks as a result of high premiums or for other reasons. Such occurrences, against which it cannot insure, or may elect not to insure, may delay production, increase production costs or result in liability. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and may have an adverse effect on the Company's financial position. Furthermore, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as result of exploration and production) is not generally available to the Company or to other companies within the industry.

MINING AND PROCESSING

      The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems and mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and FORCE MAJEURE factors, unanticipated transportation costs and weather conditions, and prices and production levels of by-products, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. In addition, the Company relies upon its partners to manage the development and operating stages of the projects in which it has an interest and, therefore, has less control over such matters than would be the case if the Company were the operator.

      In the case of the Company's exploration properties, there generally is no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity and other factors. Such exploration properties also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Accordingly, uncertainties related to operations are magnified in the case of exploration properties.

      As a result of the foregoing risks, expenditures on any and all projects, actual production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case, especially to the extent exploration properties are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

COMPETITION

      The Company competes with major mining companies and other natural resource companies in the acquisition, exploration, financing and development of new properties and projects. Many of these companies are more experienced, larger, and better capitalized than the Company. The Company's competitive position will depend upon its ability to successfully and economically explore, acquire and develop new and existing mineral resource properties or projects. Factors which allow producers to remain competitive in the market over the long term are the quality and size of the ore body, cost of production and operation generally, and proximity to market. The Company also competes with other mining companies for skilled geologists, geophysicists and other technical personnel, which may result in higher turnover and greater labor costs for the Company.

CURRENCY

      The Company historically has raised most of its equity capital in Canadian dollars, primarily maintains its accounts in U.S. dollars and converts such U.S. dollars into various local currencies on an as needed basis in order to conduct local operations. The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and Brazilian reals and receivables payable in French francs. The Company currently does not actively take steps to hedge against such risks.

      It is anticipated that, on January 1, 1999, the European Union will commence the introduction of a single currency (the "Euro"), which will be legal tender in substitution for the national currencies of those member states that adopt the Euro. It is anticipated that the Council of the European Union and the member states will adopt regulations providing specific rules for the introduction of the Euro. The Company cannot predict when and if the Euro will be adopted or what effect the adoption of the Euro may have, if any, with respect to the Company's French franc denominated obligations and receivables.

GOVERNMENTAL REGULATIONS

      Management believes that compliance with existing regulations in the jurisdictions in which the Company operates which are applicable to the discharge of materials into the environment, or otherwise relating to environmental protection, will not have a material adverse effect on the Company's exploration activities, earnings, expenditures or competitive position. However, there can be no assurance that this will always be the case. New or expanded regulations, if adopted, could affect the exploration or development of the Company's mining projects or otherwise have a material adverse effect on the operations of the Company.

RISK OF COMPANY BEING CLASSIFIED AS A PASSIVE FOREIGN INVESTMENT COMPANY

      Under the United States Internal Revenue Code of 1986, as amended (the "Code"), the Company may be classified as a passive foreign investment company (a "PFIC"). United States shareholders of a PFIC are subject to certain adverse tax consequences. These consequences can be mitigated, under certain circumstances, if the United States shareholder makes a timely election to treat the Company as a "qualified electing fund" (a "QEF") or, commencing

January 1, 1998 (or later for taxpayers other than calendar year taxpayers), such United States shareholder makes a timely "mark to market election" with respect to shares deemed owned by such shareholder. The Company has been advised by Coopers & Lybrand L.L.P. that it should not be treated as a PFIC with respect to shares purchased by United States shareholders during the years 1993 through 1996, although it could potentially be a PFIC with respect to shares acquired by United States shareholders prior to 1993. The Company also intends to engage Coopers & Lybrand L.L.P., or such other advisor, in the future to analyze whether it is a PFIC in 1997 and subsequent years and will continue to notify shareholders of the results of such future analyses. There can be no assurance as to whether or not Coopers & Lybrand L.L.P., or such other advisor, will conclude that the Company is a PFIC for any such period. Moreover, even if Coopers & Lybrand L.L.P., or such other advisor, concludes that the Company is not a PFIC, its conclusion is not binding on the United States Internal Revenue Service. Accordingly, it is possible that the PFIC rules will apply with respect to holders of the Securities. If the Company is classified as a PFIC, the consequences to United States holders of each type of Security may differ; in particular, neither the QEF election nor the mark to market election may be available to all types of the Securities. Such consequences will be further described in the applicable Prospectus Supplement. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE ADVISABILITY OF MAKING A QEF ELECTION OR A MARK TO MARKET ELECTION WITH RESPECT TO THE COMPANY. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ALSO ARE URGED TO REVIEW THE PROSPECTUS SUPPLEMENT CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISERS ABOUT THE POSSIBILITY OF CREDITING CANADIAN TAXES PAID AGAINST UNITED STATES TAXES PAYABLE.

                             USE OF PROCEEDS

      Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.


                   RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges(1) for the Company and its subsidiaries was as follows for the six months ended June 30, 1996 and 1997, the years ended December 31, 1996, 1995, 1994 and 1993 and the periods from May 16, 1992 to December 31, 1992 and July 1, 1991 to May 15, 1992:

                                                                          PERIOD FROM   PERIOD FROM
       SIX MONTHS                           YEARS ENDED                   MAY 16, 1992  JULY 1, 1991
     ENDED JUNE 30,                        DECEMBER 31,                   TO DECEMBER    TO MAY 15,
    1997        1996         1996         1995        1994        1993     31, 1992        1992
----------- ------------ ------------ ----------- ----------- ------------ ------------ -----------
    N/M          N/M         N/M          N/M         N/M         N/M          N/M         N/M

-------------------------------

(1) The Company's projects are in the exploration or development stages. As a result, the Company has reported net losses for each of the periods presented. The Company has not had any material fixed charge obligations for each of the periods presented. Therefore, the ratio of earnings to fixed charges for the Company is not meaningful ("N/M") under both U.S. GAAP and Canadian GAAP.

                      DESCRIPTION OF SHARE CAPITAL

      The Company's Articles currently authorize the issuance of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As of July 27, 1997, 29,690,136 Common Shares and no Preferred Shares were outstanding.

COMMON SHARES

      The holders of Commons Shares are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) will be subject to any preferential rights attaching to any other class or series of shares of the Company

      The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. The holders of Common Shares do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding.

      On June 11, 1996, the shareholders of the Company confirmed the adoption of a Shareholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Company issued one right (a "Right") for each Common Share outstanding on April 24, 1996 and will issue one Right for each Common Share issued in the future. The terms of the Rights Plan are set forth in the Rights Agreement (the "Rights Agreement") dated as of April 24, 1996 between the Company and CIBC Mellon Trust Company as Rights Agent. For additional information on the Rights Plan and the Rights Agreement, see the Company's Current Report on Form 8-K filed with the Commission on May 8, 1996, incorporated by reference herein.

      Any material United States or Canadian federal income tax consequences with respect to any offered Common Shares will be described in the Prospectus Supplement relating to the offering and sale of such Common Shares.

      All outstanding Common Shares are, and the Common Shares offered hereby will be, issued as fully paid and non-assessable.

      The registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company. ChaseMellon Shareholder Services, L.L.C. acts as co-registrar and co-transfer agent for the Common Shares in the United States.

PREFERRED SHARES

      The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

      The summary of the terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles relating to each series of Preferred Shares, which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of the Preferred Shares.

      The Board of Directors of the Company is authorized to approve the issuance of one or more series of Preferred Shares without further authorization of the shareholders of the Company and to fix the number of shares, the designations, rights, privileges, restrictions and conditions of any such series.

      The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Shares in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

      (i) The maximum number of shares to constitute the series and the designation thereof;

      (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Shares or otherwise;

      (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

      (iv) The liquidation preference, if any, applicable to shares of the series;

      (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

      (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

      (vii) The voting rights, if any, of the shares of the series;

      (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

      (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

      (x) Any listing of the shares of the series on a securities exchange; and

      (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

      Any material United States or Canadian federal income tax consequences and other special considerations with respect to any offered Preferred Shares will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Shares.


                         DESCRIPTION OF WARRANTS

      The Company may issue Warrants to purchase Common Shares, Preferred Shares or Convertible Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Shares, Preferred Shares or Convertible Debt Securities, as the case may be and may be attached to or separate from such Common Shares, Preferred Shares or Convertible Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is being delivered; (1) the title of such Warrants; (2) the securities (which may include Common Shares, Preferred Shares or Convertible Debt Securities) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the periods during which the Warrants are exercisable; (5) the number of Common Shares, Preferred Shares or amount of Convertible Debt Securities for which each Warrant is exercisable; (6) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; (7) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (8) if applicable, the designation and terms of the Preferred Shares with which such Warrants are issued; (9) if applicable, the terms of the Convertible Debt Securities with which such Warrants are issued; (10) the number of Warrants issued with each Common Share or Preferred Share or the Convertible Debt Securities; (11), if applicable, the date on and after which such Warrants and the related Common Shares, Preferred Shares or Convertible Debt Securities will be separately transferable; (12) any listing of the Warrants on a securities exchange; (13) if applicable, a discussion of material United States or Canadian federal income tax consequences and other special considerations with respect to any Warrants; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


               DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

      The Convertible Debt Securities may be issued from time to time in one or more series under an indenture among the Company, as issuer, and the trustee specified in the applicable Prospectus Supplement. The following statements with respect to the Convertible Debt Securities are subject to the detailed provisions of the indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the indenture (or the form of security contained therein if so specified) and, whenever any particular provision of the indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      The Convertible Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Convertible Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Convertible Debt Securities issued thereunder.

      The particular terms of each series of Convertible Debt Securities, as well as any modification or addition to the general terms of the Convertible Debt Securities as herein described, which may be applicable to a particular series of Convertible Debt Securities, are described in the Prospectus Supplement relating to such series of Convertible Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Convertible Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Convertible Debt Securities set forth in this Prospectus.

GENERAL

      The Convertible Debt Securities offered pursuant to this Prospectus will be limited to $100,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Convertible Debt Securities are issued with principal amounts denominated in one or more foreign currencies, composite currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Convertible Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $100,000,000 to the Company). The Indenture provides that additional convertible debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Company's Board of Directors or any duly authorized committee thereof. So long as a single Trustee is acting for the benefit of the holders of all the Convertible Debt Securities offered hereby and any such additional convertible debt securities issued under the Indenture, the Convertible Debt Securities and any such additional convertible debt securities are herein collectively referred to as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and the trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate Indenture.

      The applicable Prospectus Supplement will set forth a description of the particular series of Convertible Debt Securities being offered thereby, including but not limited to: (1) the designation or title of such Convertible Debt Securities; (2) the aggregate principal amount of such Convertible Debt Securities; (3) the percentage of their principal amount at which such

Convertible Debt Securities will be offered; (4) the date or dates on which the principal of such Convertible Debt Securities will be payable and on which such Convertible Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities shall bear interest, or the method of determination of such rate or rates at which such Convertible Debt Securities shall bear interest, if any; (6) the date or dates from which interest will accrue or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the currencies or currency units in which such Convertible Debt Securities are issued or payable; (8) the terms for redemption, extension or early repayment of such Convertible Debt Securities, if any; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Convertible Debt Securities are authorized to be issued; (10) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions; (11) the provisions for a sinking fund, if any; (12) whether such Convertible Debt Securities are issuable as a Global Security or Securities; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Convertible Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Convertible Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Convertible Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Convertible Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities of the series which will be payable upon acceleration of the Maturity thereof;
(16) whether such Convertible Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Convertible Debt Securities;
(18) the applicability of the provisions described under "Defeasance" below;
(19) United States and Canadian Federal income tax consequences, if any; (20) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; (21) any term or provision relating to such Convertible Debt Securities which is not inconsistent with the provisions of the Indenture; (22) the Trustee; and (23) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

      One or more series of Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States or Canadian federal income tax consequences and other special considerations with respect to any series of Convertible Debt Securities will be described in the Prospectus Supplement relating to any such series of Convertible Debt Securities.

      If the purchase price of any series of Convertible Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Convertible Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Convertible Debt Securities will be set forth in the applicable Prospectus Supplement.

      Convertible Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Convertible Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

      Except as may be set forth in the applicable Prospectus Supplement, Holders of Convertible Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Convertible Debt Securities in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

      The Convertible Debt Securities will be general unsecured obligations of the Company.


      Except as otherwise provided in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest may be paid by check mailed to the person entitled thereto.


      The Convertible Debt Securities will be issued only in fully registered form without coupons and may be presented for the registration of transfer or exchange at the corporate trust office of the Trustee. Not all Convertible Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Convertible Debt Securities of such series.

SENIOR DEBT SECURITIES

      The Senior Debt Securities will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

      The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures and Indenture Supplements governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

      By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

      The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

      (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

      (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or bankers' acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements;

      (c) obligations and liabilities (contingent or otherwise) of the Company related to capitalized lease obligations;

      (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

      (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Company has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

      (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

      (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Subordinated Debt Securities.

      In certain circumstances, such as the bankruptcy or insolvency of the Company, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Convertible Debt Securities, or priorities between Holders of the Convertible Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

      If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

      Unless otherwise indicated in the applicable Prospectus Supplement, the Convertible Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Convertible Debt Securities will be payable, and the exchange, conversion and transfer of Convertible Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the Convertible Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

      All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Convertible Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Convertible Debt Security may look only to the Company for payment thereof.

EVENTS OF DEFAULT

      The following will be Events of Default under the Indenture with respect to Convertible Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Convertible Debt Security of that series at its maturity, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Convertible Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Convertible Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Convertible Debt Securities of that series (other than a covenant solely for the benefit of a series of Convertible Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million;
(f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Convertible Debt Securities of that series.

      If an Event of Default with respect to outstanding Convertible Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Convertible Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Convertible Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Convertible Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of original issue discount securities, such portion) of all Convertible Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Convertible Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

      The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or to exercise any trust or power conferred on such Trustee, with respect to the Convertible Debt Securities of that series.

      No Holder of a Convertible Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Debt Securities of the same series shall have made written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the

Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Convertible Debt Security for enforcement of payment of the principal of and interest on such Convertible Debt Security on or after the respective due dates expressed in such Convertible Debt Security.

      The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

      Without the consent of any Holder of outstanding Convertible Debt Securities, the Company and the Trustees may amend or supplement the Indentures or the Convertible Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Convertible Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Convertible Debt Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any Convertible Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Convertible Debt Security; (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Convertible Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security on or after the stated maturity or redemption date thereof; (f) modify the conversion provisions in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of outstanding Convertible Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each outstanding Convertible Debt Security affected thereby.

      The Holders of at least a majority in principal amount of the outstanding Convertible Debt Securities of any series may on behalf of the Holders of all Convertible Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the outstanding Convertible Debt Securities of any series may, on behalf of the Holders of all Convertible Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Convertible Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Convertible Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Company, without the consent of any Holders of any series of outstanding Convertible Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under each series of outstanding Convertible Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

      If so indicated in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of a series, the Company at its option will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses
(e) and (g) under "Events of Default" above shall no longer be an Event of Default, if the Company irrevocably deposits with the applicable Trustee, in trust, money, government obligations of the government issuing the currency in which the Convertible Debt Securities of the relevant series are denominated, or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the stated maturity date, or the redemption date, as the case may be) in accordance with the terms of such Convertible Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit,
(b) the Company shall have delivered an opinion of counsel to the effect that the Holders of the Convertible Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Convertible Debt Securities of any series as described above and the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Convertible

Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

      Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or government obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Convertible Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Convertible Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

GOVERNING LAW

      The Indentures and the Convertible Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

      The Indenture contains certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions with the Company; however, if it acquires any conflicting interest and there is a default under the Convertible Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

BOOK-ENTRY SYSTEM

      The Convertible Debt Securities of a Series may be issued in the form of one or more global certificates representing the Convertible Debt Securities (the "Global Securities") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus supplement and will be registered in the name of the Depository or a nominee thereof. In such a case one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Convertible Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Convertible Debt Securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by the Company, or to a nominee of such successor Depository.

      The specific depository arrangement with respect to any series of Convertible Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

      Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Convertible Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Convertible Debt Securities or by the Company, if such Convertible Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

      So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Convertible Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Convertible Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Convertible Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

      The Company expects that the Depository for any Convertible Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      If the Depository for any Convertible Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository or ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, the Company will issue such Convertible Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Convertible Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Convertible Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Convertible Debt Securities.


                          PLAN OF DISTRIBUTION

      The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell Securities directly to other purchasers or through agents.

      Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

      Sales of Common Shares or Preferred Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

      In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

      Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the

Company against certain liabilities, including liabilities under Canadian and United States securities legislation.

      The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

      The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

      Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.


                                 EXPERTS

      The consolidated balance sheets of Golden Star Resources Ltd. as of December 31, 1996 and 1995 and the consolidated statement of operations, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein have been included in this Form S-3 in reliance on the report of Coopers & Lybrand, chartered accountants, given on the authority of that firm as experts in accounting and auditing.


                              LEGAL MATTERS

      Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Koffman Birnie & Kalef, Vancouver, British Columbia. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the applicable Prospectus Supplement.

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:



Securities and Exchange Commission registration fee*          U.S. $ 14,457
Blue Sky fees and expenses..............................             15,000
Stock exchange listing fees ............................             17,500
NASD filing fee ........................................              5,300
Rating Agency fees .....................................             50,000
Transfer Agent fees ....................................             25,000
Legal ..................................................            220,000
Printing ...............................................            250,000
Accounting .............................................             20,000
Miscellaneous ..........................................             28,637
                                                              =============
            TOTAL ......................................      U.S. $645,894



-----------
* Pursuant to Rule 429(b) under the Securities Act, this Registration Statement also shall include securities registered pursuant to Registration Statement No. 333-12673 for which the registration fee of $28,039 was paid.



      All amounts listed above, except for the registration fee and the NASD filing fee, are estimates.

ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 124 of the Canada Business Corporations Act ("CBCA") provides for the indemnification of directors and officers of the Company. Under these provisions, the Company may indemnify a director or officer, or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of such a person against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect to any civil, criminal or administrative action or proceeding (other than in respect of an action by or on behalf of the Company to procure a judgment in its favor) to which such director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is made a party by reason of his position with the Company, if he fulfills the following two conditions: (a) he acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company, with the approval of a court, may indemnify a director or officer, as a director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, a director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Company if he was substantially successful on the merits in his defense of the action or proceeding and he fulfills the conditions in clause
(a) and (b) of the second sentence of this paragraph.

      Subject to the provisions of the CBCA, the By-laws of the Company provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company's request as a director or officer of a corporation in which the Company is or was a shareholder or creditor against all losses and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director or officer of the Company or other corporation if he acted honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. In addition, the By-laws provide that the Company also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. The Company has entered into agreements with its directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and the Company's By-laws.

      Reference is made to the form of Underwriting Agreement filed as an exhibit to this Registration Statement pursuant to which the underwriters will agree to indemnify the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

      A directors' and officers' liability insurance policy is maintained by the Company which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Company, including liabilities arising under the Securities Act of 1933, and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA.

ITEM 16 - EXHIBITS

Exhibit
Number                            Description
------                            -----------

1.1*                   Form of Underwriting Agreement


3.1** Articles of the Company (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993), Articles of the Company (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994) and Certificate of Amendment to the Articles of the Company, dated July 29, 1996 (incorporated by reference to Exhibit (a)(3)(i) to the Company's Quarterly Report on Form 10-Q, filed on August 14, 1996)

3.2* Amendment to the Articles of the Company with respect to the Preferred Shares

Exhibit
Number                            Description
------                            -----------


3.3** By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995)

4.1 Form of Indenture for the Convertible Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 333-12673))

4.2 Form of Convertible Debt Security (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-12673))


4.3*                   Form of Common Shares Warrant Agreement

4.4*                   Form of Common Shares Warrant Certificate (included in
                       Exhibit 4.3)

4.5*                   Form of Preferred Shares Warrant Agreement

4.6*                   Form of Preferred Shares Warrant Certificate (included in
                       Exhibit 4.5)

4.7*                   Form of Convertible Debt Securities Warrant Agreement

4.8* Form of Convertible Debt Securities Warrant Certificate (included in Exhibit 4.7)


4.9 Form of Common Share Certificate (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-3 (No. 333-12673))


4.10*                  Description of Preferred Shares (included in Exhibit 3.2)

4.11*                  Form of Preferred Share Certificate


5.1                    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

5.2                    Opinion of Koffman Birnie & Kalef

12.1                   Statements re Computation of Ratios


23.1                   Consent of Coopers & Lybrand


23.2                   Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                       (included in Exhibit 5.1)

23.3                   Consent of Koffman Birnie & Kalef (included in Exhibit
                       5.2)

24.1**                 Powers of Attorney (included on signature pages)

25.1*                  Statement of Eligibility of Trustee on Form T-1

      --------------
         * Subsequent to the effective date of this Registration Statement, to be filed on a Current Report on Form 8-K and incorporated herein by reference.


         **    Previously filed or incorporated by reference herein.


ITEM 17 - UNDERTAKINGS

      The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

       (b) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the

           Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (c) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                               SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on October 1, 1997.



                                      GOLDEN STAR RESOURCES LTD.



                                       By: /s/ David A. Fennell
                                           -----------------------------
                                           Name: David A. Fennell
                                           Title: President and Chief Executive
                                                  Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          NAME                            TITLE                      DATE
           *                    Chairman of the Board of             October 1, 1997
-------------------------       Directors
    David K. Fagin

           *                    President, Chief Executive           October 1, 1997
-------------------------       Officer and Director (Principal
   David A. Fennell             Executive Officer)


           *                    Director                             October 1, 1997
-------------------------
   Pierre Gousseland

           *                    Director                             October 1, 1997
-------------------------
 Donald F. Mazankowski

           *                    Director                             October 1, 1997
-------------------------
   Ernest C. Mercier

           *                    Director                             October 1, 1997
-------------------------
     Robert Minto

           *                    Director                             October 1, 1997
-------------------------
    Roger D. Morton

           *                    Director                             October 1, 1997
-------------------------
   Richard A. Stark

 /s/ Gordon J. Bell             Vice President and Chief             October 1, 1997
-------------------------       Financial Officer (Principal
    Gordon J. Bell              Financial and Accounting
                                Officer)



*By:  /s/ Gordon J. Bell
    -------------------------
        Gordon J. Bell
        Attorney-in-Fact

                            INDEX TO EXHIBITS




Exhibit
Number                            Description
------                            -----------
1.1*                   Form of Underwriting Agreement

3.1** Articles of the Company (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993), Articles of the Company (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994) and Certificate of Amendment to the Articles of the Company, dated July 29, 1996 (incorporated by reference to Exhibit (a)(3)(i) to the Company's Quarterly Report on Form 10-Q, filed on August 14, 1996)


3.2* Amendment to the Articles of the Company with respect to the Preferred Shares


3.3** By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995)

4.1 Form of Indenture for the Convertible Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 333-12673))

4.2 Form of Convertible Debt Security (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-12673))


4.3*                   Form of Common Shares Warrant Agreement

4.4*                   Form of Common Shares Warrant Certificate (included in
                       Exhibit 4.3)

4.5*                   Form of Preferred Shares Warrant Agreement

4.6*                   Form of Preferred Shares Warrant Certificate (included in
                       Exhibit 4.5)

4.7*                   Form of Convertible Debt Securities Warrant Agreement

 4.8* Form of Convertible Debt Securities Warrant Certificate (included in Exhibit 4.7)


4.9 Form of Common Share Certificate (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-3 (No. 333-12673))


4.10*                  Description of Preferred Shares (included in Exhibit 3.2)

4.11*                  Form of Preferred Share Certificate

Exhibit
Number                            Description
------                            -----------

5.1                    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

5.2                    Opinion of Koffman Birnie & Kalef

12.1                   Statements re Computation of Ratios


23.1                   Consent of Coopers & Lybrand


23.2                   Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                       (included in Exhibit 5.1)

23.3                   Consent of Koffman Birnie & Kalef (included in Exhibit
                       5.2)

24.1**                 Powers of Attorney (included on signature pages)


25.1*                  Statement of Eligibility of Trustee on Form T-1

--------------
* Subsequent to the effective date of this Registration Statement, to be filed on a Current Report on Form 8-K and incorporated herein by reference.


**    Previously filed or incorporated by reference herein.